Exhibit 99.1

Erie Indemnity Reauthorizes Share Repurchase Plan

Erie, Pa., September 18, 2007 — The Board of Directors of Erie Indemnity Company (NASDAQ: ERIE) has approved an additional $100 million in repurchase authority for the Company’s stock repurchase program. The additional repurchase authority is effective immediately and will be in addition to the funds available under the current repurchase program. Approximately $9 million of the original $250 million repurchase authority remains from the current stock repurchase program. Under the newly-approved program, the Company may repurchase up to $100 million of its outstanding Class A common stock through December 31, 2008. The Company may repurchase the shares from time to time in the open market or by privately negotiated transactions, at times and in amounts that the Company deems appropriate, depending on prevailing market conditions and alternative uses of the Company’s capital.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 21st largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 463 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. For example, the ability of the Company to implement the stock repurchase program from time to time will depend on a number of factors, including but not limited to shares being available for sale on terms acceptable to the Company, and the availability to the Company of funds to execute those purchases. With respect to the latter, the Company’s cash flows from management operations and investments have been sufficient to fund repurchases under our current repurchase program. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.